Power of Attorney
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     LET THE FOLLOWING BE KNOWN, that the undersigned does hereby constitute and appoint Ann M. Miller, Adrian L. Bell,
Mary I. Hunter, Kelsey A. Baldwin, and each of them, her true and lawful attorney and agent to execute in her name any and all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 with respect to equity securities of NIKE, Inc.; and to file the same with the Securities and Exchange Commission and any applicable stock exchange; and the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     This Power of Attorney revokes all prior powers of attorney relating to reporting under Section 16(a) and shall remain in effect until revoked by a subsequently filed instrument.


DATED:  09/30/2019


/s/ Thasunda B. Duckett
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By: Thasunda B. Duckett